Illington Funds

 Plan Pursuant to Rule 18f-3

The Illington Funds (the "Trust") may offer different classes of its existing series and any series subsequently established, pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") under the following Plan.

1.

Each series encompasses two classes of shares that may be offered as follows:

(a)

Class A shares will be sold and redeemed at net asset value. Except for the issuance of the initial organizational shares, the minimum initial investment for the Class A shares is $1,000, subject to modification by the Board of Trustees. The minimum initial investment requirement is only $500 for an Individual Retirement Account (IRA). Class A shares have no deferred sales charge (load).  Class A shares are also subject to a maximum sales charge (load) on all purchases of 5.75% of the offering price.  This sales charge may be reduced for investments of $50,000 or more.  This sales charge may be waived for the following:

i.

trustees, directors, officers, employees (including retirees) of the Funds, the investment advisers or sub-advisers, the distributor of the Trust and its affiliates for themselves or certain members of their family; trusts, pension, profit-sharing or other plans for the benefit of directors, officers, employees (including retirees) of the Funds, the Investment Adviser or Sub-Investment Advisers, the Distributor and their affiliates, and certain members of their families;

ii.

authorized broker-dealers and financial institutions and certain employees (including their spouses and children) of such dealers and institutions;

iii.

qualified employee benefit plans, payroll deduction plans and 501(c)(3) non-profit organizations; and

iv.

any broker-dealer, financial institution or other qualified firm which does not receive commissions for selling shares to its clients; and

v.

any other waivers properly approved by the Trust or its Board.

(b)

Class C shares will be sold and redeemed at net asset value. Except for the issuance of the initial organizational shares, the minimum initial investment for the Class A shares is $1,000, subject to modification by the Board of Trustees. The minimum initial investment requirement is only $500 for an Individual Retirement Account (IRA).  Class C shares are not subject to a maximum sales charge (load) on purchases of the shares.  Class C shares are subject to a maximum deferred sales charge (load) of 1.00% of the lesser of the current market value or the cost of the shares being redeemed, but only if the Class C shares are redeemed less than one year following the purchase of the Class C shares.

(c)

Class A shares are subject to an annual Rule 12b-1 distribution fee of 0.25% of the average daily net assets of the respective Fund’s Class A shares.  Class C shares are subject to an annual 12b-1 distribution fee of 0.75% of the average daily net assets of the respective Fund’s Class C shares, and an additional annual service fee of 0.25% of the average daily net assets of the respective Fund’s Class C shares.

(d)

Shares of either class of one Fund may be exchanged into the same class of another Fund, provided that the shares exchanged have a minimum value of $500 (however, there is no minimum for IRA-held shares).  The Trust may redeem shares in any account for their then current net asset value and pay the proceeds to the shareholder if at any time the account has shares valued at less than $1,000 ($500 for an IRA) as a result of the shareholder’s redemptions, or if an account was opened for less than the minimum purchase amount and the shareholder has not purchased additional shares to meet the minimum.  The shareholder will be notified in writing at least 30 days before any such redemption.

2.

Income, realized and unrealized capital gains and losses, and expenses to be paid by the Funds and not allocated to a particular Class as provided below, shall be allocated to each Class on the basis of relative net assets.

(a)

Expenses allocable to a specific Class are expenses specifically incurred by or for such Class including the following:

i.

Rule 12b-1 expenses; and

ii.

Any applicable service fees.

3.

Each Class will vote separately with respect to any matter as required by applicable law or which separately affects that Class. The shares of each Class have one vote per share and a pro-rata fractional vote for a fraction of a share.